      As filed with the Securities and Exchange Commission on July 3, 2002
                                                       Registration No. 33-40961
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------

                         POST-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                               GLOBAL MARINE INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                 95-1849298
     (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                  Identification No.)


         777 N. Eldridge Parkway                         77079-4493
             Houston, Texas                              (Zip Code)
 (Address of Principal Executive Offices)

                              -------------------

                               Global Marine Inc.
                      1989 Stock Option and Incentive Plan
                                       and
                               Global Marine Inc.
                  1990 Non-Employee Director Stock Option Plan
                            (Full title of the plan)

                              -------------------

                            James L. McCulloch, Esq.
              Senior Vice President, General Counsel and Secretary
                            GlobalSantaFe Corporation
                             777 N. Eldridge Parkway
                            Houston, Texas 77079-4493
                     (Name and address of agent for service)

                                 (281) 596-5100
          (Telephone number, including area code, of agent for service)

                              -------------------

                                    Copy to:
                          J. David Kirkland, Jr., Esq.
                               Baker Botts L.L.P.
                              3000 One Shell Plaza
                            Houston, Texas 77002-4995
                                 (713) 229-1234

                     REMOVAL OF SECURITIES FROM REGISTRATION

     Global Marine Inc., a Delaware corporation ("Global Marine"), filed a Registration Statement on Form S-8 on June 3, 1991 (Registration No. 33-40961), as amended by Post-Effective Amendment No. 1 filed June 28, 2000 (the "Registration Statement"), to register 5,250,000 shares of its common stock, par value $.10 per share (the "Global Marine Common Stock"), for issuance pursuant to the Global Marine Inc. 1989 Stock Option and Incentive Plan (the "1989 Plan") and the Global Marine Inc. 1990 Non-Employee Director Stock Option Plan (the "1990 Plan"). Post-Effective Amendment No. 1 was filed to transfer the up to 4,750,000 shares of Global Marine Common Stock issuable pursuant to the 1989 Plan under the Registration Statement (to the extent not already issued) to Global Marine's Registration Statement on Form S-8 (Registration No. 333-80383). On November 20, 2001, Gold Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Santa Fe International Corporation, merged with and into Global Marine pursuant to the Agreement and Plan of Merger dated as of August 31, 2001 among Santa Fe International Corporation, Silver Sub, Inc., Gold Merger Sub, Inc. and Global Marine (the "Merger Agreement"), with Global Marine surviving as a wholly owned subsidiary of Santa Fe International Corporation (the "Merger"). In connection with the Merger, each share of Global Marine Common Stock was converted into 0.665 ordinary shares, par value $.01 per share (the "GlobalSantaFe Shares"), of Santa Fe International Corporation, and Santa Fe International Corporation was renamed GlobalSantaFe Corporation ("GlobalSantaFe"). In addition, GlobalSantaFe assumed the options outstanding under the 1990 Plan, and issuances of shares pursuant thereto after the effective time of the Merger consist of GlobalSantaFe Shares, as adjusted pursuant to the exchange ratio formula set forth in the Merger Agreement, rather than Global Marine Common Stock. GlobalSantaFe filed Post-Effective Amendment No. 1 on Form S-8 to its Registration Statement on Form S-4 (Registration No. 333-70268) covering the offering of the GlobalSantaFe Shares issuable pursuant to options outstanding under the 1990 Plan at the time of the Merger. Prior to the Merger, 219,500 shares of Global Marine Common Stock had been issued under the Registration Statement pursuant to the 1990 Plan. Pursuant to the undertaking contained in the Registration Statement, Global Marine is filing this Post-Effective Amendment No. 2 to deregister the 280,500 shares of Global Marine Common Stock that remain unsold under the 1990 Plan under the Registration Statement as of the date of the Merger. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Global Marine Common Stock.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 3, 2002.

                                GLOBAL MARINE INC.


                                By:        /s/ Charles M. Striedel
                                   --------------------------------------------
                                     Name:    Charles M. Striedel
                                     Title:   President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on July 3, 2002:


       /s/ Charles M. Striedel
--------------------------------------             President
           Charles M. Striedel
      (Principal Executive Officer)


        /s/ L. Craig Williams
--------------------------------------             Treasurer and Controller
            L. Craig Williams
      (Principal Financial Officer)


         /s/  Jon A. Marshall
--------------------------------------             Director
              Jon A. Marshall


         /s/ Seals M. McCarty
--------------------------------------             Director
             Seals M. McCarty


       /s/ James L. McCulloch
--------------------------------------             Director
           James L. McCulloch


         /s/ W. Matt Ralls
--------------------------------------             Director
             W. Matt Ralls


                                      -3-